UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G/A
                 Amendment to Original Schedule 13G filed on February 12, 2003


                                 Rule 13d-1(c)



                   Under the Securities Exchange Act of 1934
                               (Amendment No. _______)*

                             THE WARNACO GROUP, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    934390402
             -----------------------------------------------------
                                 (CUSIP Number)

                                   May 30, 2003
           ----------------------------------------------------------------
                 (Date of Event which requires filings of this statement)



Check the following box if a fee is being paid with this statement [].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 934390402                  13G                    Page 2  of 5 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY)

       Commerzbank AG
       13-2682661
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            Previously 4,240,252   Currently 0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             Previously 4,240,252   Currently 0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Previously 4,240,252  Currently 0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Previously 9.42019%  Currently 0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON

       BK

CUSIP No. 934390402                13G                   Page 3  of  5 Pages



Item 1.     (a)   Name of Issuer:

                  The Warnaco Group, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  90 Park Avenue
                  25th Floor
	          New York, New York  10016
                  Attention:  General Counsel
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Commerzbank AG
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  2 World Financial Center
                  New York, New York  10281
                  --------------------------------------------------------------
            (c)   Citizenship:

                  Germany
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  934390402
                  --------------------------------------------------------------


Item 3.     Not Applicable

CUSIP No.934390402               13-G                   Page 4  of  5 Pages



Item 4.     Ownership.
            Provide the following info regarding the aggregate number and per. of the class of securities of the issuer identified in
            Item 1.

            (a)  Amount beneficially owned: Previously 4,240,252 Currently 0
            (b)  Percent of class:  Previously 9.42019%    Currently 0%
	    (c)  Number of shares as to which the person has:
		 (i) Sole power to vote or to direct vote
                     Previously 4,240,252 Currently 0
                 (ii) Shared power to vote or to direct the vote ______
                 (iii) Sole power to dispose or to direct the dispostion of
                       Previously 4,240,252 Currently 0
                 (iv) Shared power to dispose or to direct the disposition of __

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  [x]


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Inapplicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.     Identification and Classification of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 934390402                 13-G                   Page 5  of 5 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       August 13, 2003

Signature:  /s/ Werner Boensch
            -----------------------------------------------------------------

Name/Title  Werner Boensch /Executive Vice President
            -----------------------------------------------------------------
            COMMERZBANK AG


Date:       August 13, 2003

Signature : /s/ Joachim Doepp
            --------------------------------------------------------------------

Name/Title  Joachim Doepp /Executive Vice President
            --------------------------------------------------------------------
            COMMERZBANK AG